Exhibit 16.1

LBB & ASSOCIATES LTD., LLP
10260 Westheimer Road, Suite 310
Houston, TX 77042
Phone: (713) 800-4343 Fax: (713) 456-2408

October 31, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  Varca Ventures, Inc.
Commission File Number 333-166548

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Varca Ventures, Inc. to be filed with the Securities and Exchange Commission on or about October 31, 2011, and are in agreement with the statements contained under Item 4.01 as they relate to our firm.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP
Houston, Texas